Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

May 11, 2016	Media Contact: Cortney Klein 302-571-5253 cklein@wsfsbank.com

WSFS Welcomes Dominic C. Canuso, MBA and CFA as Chief Financial Officer

and Announces Other Executive Transitions

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, today announced that Dominic C. Canuso will join the company as Executive Vice President and Chief Financial Officer effective June 13, 2016.

Mr. Canuso most recently served as Senior Director of Finance at Barclaycard US and prior to that served as Director of Finance and Corporate Planning, Strategy and Analysis at Advanta Corporation. Prior to joining Advanta, Mr. Canuso served as a Strategy, Finance and Economic Consultant for Arthur Andersen LLP.

“Dominic is a progressive, strategic, broad-based finance executive with the ability to significantly contribute to WSFS’ commitment to high-performance,” said Mark A. Turner, President and CEO of WSFS Bank. “We are excited to welcome Dominic to the WSFS Bank leadership team.”

As a member of the senior management team at Barclaycard, the fastest-growing top 10 credit card issuer in the United States, Mr. Canuso was responsible for corporate and business forecasting, planning and analysis (FP&A), balance sheet management, strategic planning and business performance analysis. In addition, he designed and led governance around the creation of a new deal approval process and committee which analyzed and evaluated acquisition and partnership opportunities. Throughout his tenure, Mr. Canuso has gained comprehensive and diverse experience in finance, forecasting, marketing, investment optimization and decisioning.

“I am extremely excited and honored to be joining a team with such a breadth of experience, spirit of innovation and culture of collaboration,” said Mr. Canuso. “The unwavering focus on Associates, Customers, Community and Owners is exemplary and I look forward to supporting the organization on its continued journey of high-performance.”

A Philadelphia, Pennsylvania, native, Mr. Canuso is a 1998 graduate of Villanova University. He earned his Executive MBA from Villanova University in 2006. Mr. Canuso is a charter holder and member of the Chartered Financial Analyst (CFA) Institute. Mr. Canuso resides with his family in Delaware County, Pennsylvania.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Rodger Levenson, who was previously WSFS’ Chief Commercial Banking Officer and for the last 13-months has served as interim Chief Financial Officer, will continue in his role as Executive Vice President, Chief Corporate Development Officer. Mr. Levenson will lead cross-functional teams that evaluate, negotiate and integrate mergers, acquisitions, divestitures and large capital transactions with an emphasis on growing WSFS’ fee revenues. Mr. Levenson joined the WSFS Executive Team in 2006 and has over 25 years of experience in senior level leadership positions.

Steve Clark, currently Senior Vice President, interim Chief Commercial Banking Officer since March 2015, will permanently assume the role of Executive Vice President, Chief Commercial Banking Officer. Mr. Clark has been with WSFS since 2002 in several leadership roles; prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies.

“‘Talentship’ is a term we use to describe talent and leadership development, specifically as it relates to ‘building bench strength’ and succession planning throughout the organization,” said Mr. Turner. “We firmly believe that sustainable high-performing organizations need to focus their efforts on both continuously growing the talent they have and seeking new talent. Our executive leadership team is experienced, balanced and highly engaged; with these moves, we have positioned ourselves even more to thrive and to deliver on our strategic goals.”

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of March 31, 2016 WSFS Financial Corporation had $5.7 billion in assets on its balance sheet and $13.1 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of March 31, 2016, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, WSFS Mortgage and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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